                                                                  EXHIBIT (A)(1)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock
          (Including the Associated Preferred Share Purchase Rights)
                                      of
                       Interlink Computer Sciences, Inc.
                                      at
                              $7.00 Net Per Share
                                      by
                      Sterling Software (Southwest), Inc.
                    an indirect wholly owned subsidiary of

                            Sterling Software, Inc.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
     CITY TIME, ON MONDAY, APRIL 26, 1999, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MARCH 23, 1999, BY AND AMONG STERLING SOFTWARE, INC. ("PARENT"), STERLING SOFTWARE (SOUTHWEST), INC. ("PURCHASER") AND INTERLINK COMPUTER SCIENCES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), AND HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, PURCHASER OR ANY SUBSIDIARY OF PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14.

                                ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (or facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

  Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or brokers, dealers, commercial banks or trust companies.

                                ---------------

                    The Information Agent for the Offer is:

                           GEORGESON & COMPANY INC.

March 30, 1999

                               TABLE OF CONTENTS

 INTRODUCTION...............................................................    3

 THE OFFER..................................................................    6

     1. Terms of the Offer.................................................     6

     2. Acceptance for Payment and Payment.................................     8

     3. Procedures for Tendering Shares....................................     9

     4. Withdrawal Rights..................................................    11

     5. Certain Federal Income Tax Consequences............................    12

     6. Price Range of the Shares; Dividends...............................    13

     7. Effect of the Offer on the Market for the Shares; NASDAQ Quotation;
         Exchange Act Registration; Margin Regulations.....................    13

     8. Certain Information Concerning the Company.........................    14

     9. Certain Information Concerning Parent, Sterling (U.S. of America)
         and Purchaser.....................................................    18

    10. Sources and Amount of Funds........................................    20

    11. Background of the Offer; Purpose of the Offer and the Merger; the
         Merger Agreement and
         Certain Other Agreements..........................................    20

    12. Plans for the Company; Other Matters...............................    34

    13. Dividends and Distributions........................................    36

    14. Conditions to the Offer............................................    36

    15. Certain Legal Matters..............................................    38

    16. Fees and Expenses..................................................    40

    17. Miscellaneous......................................................    40

 SCHEDULE I: Information Concerning Directors and Executive Officers of
           Parent, Sterling
           (U.S. of America) and Purchaser..................................  I-1

To the Holders of Common Stock of
Interlink Computer Sciences, Inc.:

                                 INTRODUCTION

  Sterling Software (Southwest), Inc., a Delaware corporation ("Purchaser"), a wholly owned subsidiary of Sterling Software (U.S. of America), Inc., a Delaware corporation ("Sterling (U.S. of America)") and an indirect wholly owned subsidiary of Sterling Software, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated preferred share purchase rights issued pursuant to the Rights Agreement (as defined below) (the "Rights" and, together with the Common Stock, the "Shares"), of Interlink Computer Sciences, Inc., a Delaware corporation (the "Company"), at a price of $7.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").

  Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all fees and expenses of BankBoston, N.A., which is acting as the depositary for the Offer (in such capacity, the "Depositary") and Georgeson & Company Inc., which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Hambrecht & Quist LLC ("Hambrecht & Quist"), financial advisor to the Company, has delivered to the Company Board its opinion, dated as of March 23, 1999 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain matters stated therein, the cash consideration to be received by the holders of Shares (other than Purchaser, Parent and their affiliates) in the Offer and the Merger is fair to such holders from a financial point of view. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the Offer and which is being mailed to holders of Shares herewith. Holders of Shares are urged to, and should, read the Financial Advisor Opinion carefully.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PARENT, PURCHASER OR ANY SUBSIDIARY OF PARENT, REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING (ON A FULLY DILUTED BASIS) ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account the exercise of all outstanding options, warrants and other rights and securities exercisable into shares of Common Stock whether or not vested or then exercisable and the purchase of all Shares issuable under employee stock purchase or similar benefit plans. The Company has represented and warranted to Parent and Purchaser that, as of March 22, 1999, there were 8,308,107 Shares issued and outstanding, not more than 80,000 Shares would be issued prior to

April 30, 1999 pursuant to the Company's 1996 Employee Stock Purchase Plan (the "ESPP"), 1,614,896 Shares were issuable pursuant to the exercise of options to purchase Shares ("Options") granted under the Company's 1992 Stock Option Plan and 1996 Director Stock Option Plan (collectively, the "Company Option Plans"), 260,706 Shares were issuable pursuant to the exercise of outstanding warrants (the "Warrants"), no Shares of preferred stock, par value $.001 per Share (the "Preferred Stock"), were issued and outstanding and 100,000 shares of Series A Participating Preferred Stock were reserved for issuance pursuant to the Rights Agreement. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except upon the exercise of outstanding Options and Warrants and pursuant to the ESPP). Pursuant to separate Stockholder Agreements (as defined herein) entered into by Parent and Purchaser with certain significant stockholders of the Company and the executive officers and directors of the Company (each, a "Stockholder"), Parent and Purchaser have the right to purchase from such Stockholders at a price of $7.00 per Share (or any higher price offered by Parent or a subsidiary of Parent to the stockholders of the Company generally) an aggregate of 2,025,118 Shares (or approximately 19.7% of the Company's Shares on a fully diluted basis), including 854,050 Shares which may be acquired by the Stockholders upon exercise of Options. The Stockholders have advised Parent that they intend to tender their Shares pursuant to the Offer. Based on the foregoing and assuming the issuance of 71,035 Shares pursuant to the ESPP and the exercise of all outstanding Options and Warrants, Purchaser believes that the Minimum Condition will be satisfied if 5,127,373 Shares (including Shares subject to the Stockholder Agreements) are validly tendered and not withdrawn prior to the Expiration Date. Accordingly, Purchaser believes that if 3,102,255 Shares are validly tendered and not withdrawn prior to the Expiration Date by holders of Shares other than the Stockholders, the Minimum Condition will be satisfied.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 23, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and the Delaware General Corporation Law, as amended (the "DGCL"), as soon as practicable, but not later than the tenth business day, after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the stockholders of the Company (if required by applicable law), Purchaser shall be merged with and into the Company (the "Merger") and the Company will be the surviving corporation in the Merger (the "Surviving Corporation"). At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by (i) the Company or any of its subsidiaries, (ii) Parent or any of its subsidiaries, including Purchaser, and (iii) stockholders who properly perfect their dissenters' rights under the DGCL) will be converted into the right to receive $7.00 in cash or any higher price per Share paid in the Offer (the "Merger Consideration"), without interest. The Merger Agreement is more fully described in Section 11.

  The Merger Agreement provides that, promptly after (i) the purchase of and payment for any Shares by Purchaser or any of its affiliates as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares and (ii) compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to any increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of the Company Board or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as Parent is entitled to designate on the Company Board of (i) each committee of the Company Board,
(ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, Purchaser, Parent and the Company have agreed to use their respective reasonable best efforts to ensure that at least two of the members of the Company Board shall, at all times prior to the Effective Time, be persons who were directors of the Company on the date of the Merger Agreement.

  Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of stockholders of the Company of the Merger Agreement, if required by the DGCL, other applicable law or the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"). Under the DGCL and pursuant to the Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of the Company's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of the Company's stockholders. If the Minimum Condition is satisfied and as a result of the purchase of Shares by Purchaser pursuant to the Offer (and, if necessary, the Stockholder Agreements), Purchaser and its affiliates will own at least a majority of the outstanding Shares, and Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to vote the Shares acquired by them pursuant to the Offer or otherwise in favor of the Merger. See Section 12. The Merger Agreement is more fully described in Section 11.

  Under Section 253 of the DGCL, if a corporation owns at least 90% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the stockholders of the Company. The Company agreed in the Merger Agreement that, in the event that Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares in the Offer, it will, at the request of Purchaser, take all necessary actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer, without a meeting of the stockholders of the Company. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Parent or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Parent presently intends to effect a short-form merger, if permitted to do so under the DGCL, pursuant to which Purchaser will be merged with and into the Company. See Section 12.

  As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement and incurring the liabilities therein, the Stockholders, who collectively have voting power and dispositive power with respect to an aggregate of 1,171,068 Shares and own Options to acquire an additional 854,050 Shares, concurrently with the execution and delivery of the Merger Agreement entered into separate Stockholder Agreements (the "Stockholder Agreements"), dated as of March 23, 1999, with Parent and Purchaser. Pursuant to the Stockholder Agreements, the Stockholders have agreed, among other things, to grant Parent an irrevocable proxy with respect to the voting of their Shares in favor of the Merger upon the terms and subject to the conditions set forth therein. The Stockholders have also granted to Parent an option to purchase the Shares subject to the Stockholder Agreements, at an option price of $7.00 per Share (or any higher price offered by Parent or a subsidiary of Parent to the stockholders of the Company generally), at any time commencing on March 23, 1999 and continuing for varying periods. The Stockholders have advised Parent that they intend to tender all of their Shares pursuant to the Offer. The Stockholder Agreements are more fully described in Section 11.

  The Company has distributed one Right for each outstanding Share pursuant to the Preferred Shares Rights Agreement, dated as of February 25, 1998, between the Company and BankBoston, N.A., as Rights Agent, as amended (the "Rights Agreement"). The Company has represented in the Merger Agreement that it has taken all action which may be necessary under the Rights Agreement so that (i) the Rights will be inoperative with respect to the acquisition of Shares by Parent, Purchaser or their affiliates pursuant to the Merger Agreement, the Offer and/or the Stockholder Agreements,
(ii) the execution and delivery of the Merger Agreement and the Stockholder Agreements (and any amendments thereto) and the consummation of the Merger and the other transactions contemplated thereby will not cause (x) Parent and/or Purchaser to constitute an Acquiring Person (as defined in the Rights Agreement), (y) the Rights to become exercisable or (z) a Distribution Date,
Section 13 Event, Transaction, Triggering Event or Shares Acquisition Date (as each such term is defined in the Rights Agreement) to occur, and (iii) the Rights shall not become exercisable upon or at any time after the acceptance for payment of Shares pursuant to the Offer and/or the purchase of, or the right to acquire, Shares pursuant to the Stockholder Agreements and/or the consummation of the Merger.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. Terms of the Offer.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not withdrawn in accordance with
Section 4. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, April 26, 1999, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. In the Merger Agreement, Parent and Purchaser have agreed that if all conditions to Purchaser's obligation to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, Purchaser may, in its sole discretion, extend the Offer for additional periods; provided, however, that Purchaser may not extend the Offer beyond July 31, 1999 without the consent of the Company.

  The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the other conditions set forth in Section 14. If such conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the Commission, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering stockholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the next paragraph, amend the Offer.

  The Merger Agreement provides that, without the prior written consent of the Company, Purchaser shall not (and Parent shall cause Purchaser not to) (i) decrease or change the form of the consideration to be paid in the Offer or decrease the number of Shares sought pursuant to the Offer, (ii) impose additional conditions to the Offer, (iii) extend the expiration date of the Offer beyond the initial Expiration Date of the Offer, except (A) as required by applicable law, (B) that if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute more than 75% and less than 90% of the outstanding Shares, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer and (C) that if any condition to the Offer has not been satisfied or waived, Purchaser may, in its sole discretion, extend the Expiration Date of the Offer for one or more periods, provided that the Expiration Date of the Offer may not be extended beyond July 31, 1999, (iv) waive the Minimum Condition, or (v) amend any term or other condition of the Offer in any manner materially adverse to holders of Shares; provided, however, that, except as set forth above and subject to applicable legal requirements, Purchaser may waive any condition to the Offer other than the Minimum Condition in its sole discretion and; provided, further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission. Notwithstanding the foregoing, if all the conditions to the Offer have not been satisfied or waived at the initial expiration date of the Offer and all such conditions are reasonably capable of being satisfied within the applicable period set forth below, the Purchaser has agreed in the Merger Agreement to (i) extend the Offer for 10 business days from the initial Expiration Date of the Offer or
(ii) extend the Offer for 20 business days from the initial Expiration Date of the Offer if the condition relating to the HSR Act has not been satisfied and is reasonably capable of being satisfied.

  The Merger Agreement requires Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied on the Expiration Date. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

  If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five (5) business days from the date a material change is first published, or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten (10) business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

  The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder of Shares pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4.

  If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering stockholder, or such other person as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering stockholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

  Purchaser reserves the right to transfer or assign, in whole or, from time to time, in part, to one or more of its affiliates, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. Procedures for Tendering Shares.

  Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security

Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instruction 5 to the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three (3) trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ National Market (the "NASDAQ National Market"), operated by the National Association of Securities Dealers, Inc. (the "NASD"), is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering stockholder will irrevocably appoint designees of Parent as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after March 23, 1999 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Parent will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company's stockholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of stockholders.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any defect or irregularity in any tender of Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Backup Withholding. Under the "backup withholding" provisions of federal income tax law, unless a tendering registered holder, or its assignee (in either case, the "Payee"), satisfies the conditions described in Instruction 10 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax at a rate of 31% of the gross proceeds. To prevent backup withholding, each Payee should complete and sign the Substitute Form W-9 provided in the Letter of Transmittal. See Instruction 10 to the Letter of Transmittal.

4. Withdrawal Rights.

  Except as otherwise provided in this Section 4 or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after May 29, 1999.

  To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

  Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Certain Federal Income Tax Consequences.

  The following is a general summary of certain federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to holders of Shares. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly with retroactive effect). This discussion applies only to Holders that hold Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), and does not apply to Shares acquired pursuant to the exercise of employee stock options or otherwise as compensation, Shares held as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, or to certain types of Holders (including, without limitation, financial institutions, insurance companies, tax-exempt organizations and dealers in securities) that may be subject to special rules. This discussion does not address the federal income tax consequences to a Holder that, for federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local, foreign or other tax laws.

  EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE SALE OF ITS SHARES, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference (if any) between the amount of cash received and the Holder's adjusted tax basis in Shares sold or surrendered in the Merger. Gain or loss must be determined separately for each block of Shares tendered pursuant to the Offer or surrendered for cash pursuant to the Merger (for example, Shares acquired at the same cost in a single transaction). Such capital gain or loss will be long-term capital gain or loss if the Holder has held such Shares for more than one year at the time of the consummation of the Offer or the Merger. For federal income tax purposes, net capital gain recognized by individuals (or an estate or certain trusts) from the sale of property held for more than twelve months will generally be taxed at a maximum tax rate of 20% (or 10% if the capital gain would be taxed at only a 15% tax rate if such gain were treated as ordinary income). There are limitations on the deductibility of capital losses.

  Payments in connection with the Offer or Merger may be subject to "backup withholding" at a rate of 31% unless a Holder of Shares (i) provides a correct taxpayer identification number ("TIN") (which, for an individual Holder, is the Holder's social security number) and any other required information, or
(ii) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A Holder that does not provide a correct TIN may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Shareholders may prevent backup withholding by completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the Holder's federal income tax liability, provided that the required information is given to the IRS. Each Holder should consult its tax advisor as to such Holder's qualification for exemption from backup withholding and the procedure for obtaining such exemption.

6. Price Range of the Shares; Dividends.

  The Shares are traded through the NASDAQ National Market under the symbol "INLK." The following table sets forth, for each of the fiscal quarters indicated, the high and low reported sales price per Share on the NASDAQ National Market.

                                                                 Common Stock
                                                               ----------------
                                                                 High     Low
                                                               -------- -------
Fiscal Year Ended June 30, 1997
  First Quarter ended September 30, 1996*..................... $10.2500 $8.0000
  Second Quarter ended December 31, 1996......................  17.0000  8.3750
  Third Quarter ended March 31, 1997..........................  18.2500 10.5000
  Fourth Quarter ended June 30, 1997..........................  11.2500  5.0000
Fiscal Year Ended June 30, 1998
  First Quarter ended September 30, 1997...................... $ 7.7500 $4.1250
  Second Quarter ended December 31, 1997......................   5.2813  3.3750
  Third Quarter ended March 31, 1998..........................   5.9375  3.3750
  Fourth Quarter ended June 30, 1998..........................   6.2500  3.2500
Fiscal Year Ending June 30, 1999
  First Quarter ended September 30, 1998...................... $ 3.7500 $2.0000
  Second Quarter ended December 31, 1998......................   4.2500  1.8125
  Third Quarter ending March 31, 1999 (through March 29,
   1999)......................................................   6.6875  2.7500

--------
* Commencing August 15, 1996

  On March 23, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported sales price of the Shares on the NASDAQ National Market was $5.75 per Share. On March 29, 1999, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NASDAQ National Market was $6.625 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

  The Company did not declare or pay any cash dividends during any of the periods indicated in the above table. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent, and Parent does not intend to consent to any such declaration or payment.

7. Effect of the Offer on the Market for the Shares; NASDAQ Quotation; Exchange Act Registration; Margin Regulations.

  Market for the Shares. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, which, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  NASDAQ Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASD for continued inclusion on the NASDAQ National Market, which requires that an issuer either (i) have at least 750,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $5,000,000, have at least 2 market makers, have net tangible assets of at least $4 million, and have a minimum bid price of $1 or (ii) have at least 1,100,000 publicly held shares, held by at least 400 round lot shareholders, with a market value of at least $15,000,000, have a minimum bid price of $5, have at least 4 market makers and have either (A) a market capitalization of at least $50,000,000 or
(B) total assets and revenues each of at least $50,000,000. If the NASDAQ National Market were to cease to publish quotations for the Shares, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or lesser than the Offer Price.

  Exchange Act Registration. The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated.

  Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding stock exchange listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

  Purchaser currently intends to seek delisting of the Shares from the NASDAQ National Market and the termination of the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met. If the NASDAQ National Market listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the NASDAQ National Market and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

8. Certain Information Concerning the Company.

  General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent, Purchaser nor the Information Agent assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser or the Information Agent.

  The Company is a supplier of high-performance solutions for enterprise systems networking. The Company provides software and services which enable customers to use their IBM and IBM-compatible mainframes running the MVS or OS/390 operating systems as "enterprise servers" in distributed, heterogeneous client/server network environments. The Company's products and services enable customers to transport, access, secure and manage mission-critical data and applications across distributed network environments. The Company develops and markets network transport products, which provide for enterprise server connectivity and network file transfer using Transmission Control Protocol and Internet Protocol ("TCP/IP"). During the fiscal year ended June 30, 1998, the Company expanded its product focus to include management and control of TCP/IP data and network performance, as well as security of data transmission over intranets, extranets and the Internet. Revenue from these new product areas was insignificant during that fiscal year. The Company's principal offices are located at 47370 Fremont Boulevard, Fremont, California 94538 and its telephone number is (510) 657-9800.

  At June 30, 1998, the Company had approximately 1,370 customers worldwide. The Company markets and sells its software and services primarily through its direct sales organization in North America and Europe and, to a lesser extent, through resellers and international distributors.

  Selected Financial Information. Set forth on the following page is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1998, each as filed with the Commission pursuant to the Exchange Act.

  More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth below.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

              INTERLINK COMPUTER SCIENCES, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (in thousands, except per share amounts)

                              Six months ended
                                December 31,     Fiscal year ended June 30,
                              -----------------  -----------------------------
                               1998      1997      1998       1997      1996
                              -------  --------  ---------  --------  --------
                                (unaudited)
Income Statement Data:
Revenues:
  Product.................... $ 7,939  $  6,221  $  15,920  $ 24,978  $ 19,670
  Maintenance and
   consulting................   7,563     6,842     13,129    14,856    14,332
                              -------  --------  ---------  --------  --------
    Total revenues...........  15,502    13,063     29,049    39,834    34,002
                              -------  --------  ---------  --------  --------
Cost of revenues:
  Product....................     464       864      1,299     3,025     3,413
  Maintenance and
   consulting................   2,095     2,269      4,700     4,712     4,594
                              -------  --------  ---------  --------  --------
    Total cost of revenues...   2,559     3,133      5,999     7,737     8,007
                              -------  --------  ---------  --------  --------
Gross profit.................  12,943     9,930     23,050    32,097    25,995
                              -------  --------  ---------  --------  --------
Operating expenses:
  Product development........   5,601     5,551     11,226     7,742     5,241
  Sales and marketing........   7,213     5,798     13,496    14,348    13,316
  General and
   administrative............   2,360     3,257      5,746     4,669     3,954
  Purchased research and
   development and product
   amortization..............      34     3,863      6,564       575    10,479
  Loss (recovery) on sale of
   HARBOR....................  (3,044)    2,171      2,047       --        --
  NetLOCK Restructuring
   Charge....................   1,234       --         --        --        --
                              -------  --------  ---------  --------  --------
    Total operating
     expenses................  13,398    20,640     39,079    27,334    32,990
                              -------  --------  ---------  --------  --------
Operating income (loss)......    (455)  (10,710)   (16,029)    4,763    (6,995)
Interest and other income
 (expense), net..............     289       520        828       735      (507)
                              -------  --------  ---------  --------  --------
Income (loss) before income
 taxes and extraordinary
 items.......................    (166)  (10,190)   (15,201)    5,498    (7,502)
Benefit from (provision for)
 income taxes................      47     6,000      7,794    (2,138)     (114)
                              -------  --------  ---------  --------  --------
Net income (loss)............ $  (119) $ (4,190) $  (7,407) $  3,360  $ (7,616)
                              =======  ========  =========  ========  ========
Net income (loss) per share
  Basic...................... $ (0.01) $  (0.55) $   (0.95) $   0.52  $  (3.11)
  Diluted.................... $ (0.01) $  (0.55) $   (0.95) $   0.44  $  (3.11)
Shares used in per share
 calculation
  Basic......................   8,212     7,586      7,791     6,516     2,446
  Diluted....................   8,212     7,586      7,791     7,595     2,446
                                December 31,              June 30,
                              -----------------  -----------------------------
                               1998      1997      1998       1997      1996
                              -------  --------  ---------  --------  --------
                                (unaudited)
Balance Sheet Data:
  Total Assets............... $40,842  $ 44,049  $  42,782  $ 48,363  $ 25,925
  Total Liabilities..........  17,633    19,184     19,757    19,689    30,510
  Stockholders' Equity
   (Deficit).................  23,209    24,865     23,025    28,674    (4,585)

  Certain Information Provided by the Company. In the course of the discussions described in "Section 11-- Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements" below, the Company provided Parent with certain business and financial information which was not publicly available. Such information included, among other things, forecasted results of operations for the Company's fiscal years ending June 30, 1999, June 30, 2000 and June 30, 2001 prepared by the management of the Company (the "Initial Forecasts"). In connection with Parent's due diligence review of the Company prior to executing the Merger Agreement, the Company provided Parent with an update of the Initial Forecasts for the six-month period ending June 30, 1999 (the "Second Half Fiscal Year 1999 Projections" and, together with the Initial Forecasts, the "Company Forecasts"). The Company Forecasts do not take into account, and have not been adjusted to reflect, any of the potential effects of the Offer or the Merger.

  The information from the Company Forecasts summarized below is included in this Offer to Purchase solely because such information was provided to Parent in connection with its evaluation of the Company. Parent did not rely on the Company Forecasts to any significant degree in formulating the price or other material terms of the Merger Agreement or the transactions contemplated thereby. As a matter of course, the Company does not make public projections or forecasts of its anticipated financial position or results of operations. Accordingly, the Company does not anticipate that it will, and it disclaims any obligation to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the Commission, or otherwise make such information public (irrespective in any such case of whether the Company Forecasts, in light of events or developments occurring after the time at which they were originally prepared, shall have ceased to have a reasonable basis).

  The inclusion herein of the summary of the Company Forecasts should not be regarded as an indication that the Company, Parent, Purchaser or any other person considers such information to be an accurate prediction of future events and should not be relied on as such. While presented with numerical specificity, the information from the Company Forecasts summarized below is based upon a variety of assumptions relating to general economic conditions and the business of the Company which may not be realized and is subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. One cannot predict whether the assumptions used in preparing the Company Forecasts will be accurate, and, accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those set forth in the Company Forecasts.

  The Company Forecasts were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants.

  The information from the Company Forecasts should be evaluated in conjunction with the historical financial statements and other information regarding the Company contained elsewhere in this Offer to Purchase and in the Company's public filings with the Commission. In light of the foregoing factors and the uncertainties inherent in the Company Forecasts, holders of Shares are cautioned not to place undue or significant reliance thereon. A summary of the Company Forecasts is set forth below.

                               Company Forecasts

                                                   Initial
                                                   Forecast  Forecast  Forecast
                                                   FY1999*    FY2000    FY2001
                                                   --------  --------  --------
                                                          (Unaudited)
                                                     (Dollars in thousands)
Revenue
 Product.......................................... $17,690   $33,000   $51,500
 Maintenance, Support and Services................  15,931    17,132    22,154
                                                   -------   -------   -------
Total Revenue.....................................  33,621    50,132    73,654
Total Cost of Revenues............................   6,200     9,190    13,421
                                                   -------   -------   -------
Gross Profit......................................  27,421    40,942    60,233
Total Operating Expenses..........................  26,326    33,170    46,205
                                                   -------   -------   -------
Operating Earnings................................   1,095     7,772    14,028
 Interest (income), net...........................    (610)     (751)     (978)
                                                   -------   -------   -------
Pre-Tax Profit....................................   1,705     8,524    15,006
 Tax expense--book................................     682     3,324     5,852
                                                   -------   -------   -------
Net Income........................................ $ 1,023   $ 5,200   $ 9,154
                                                   =======   =======   =======

--------
*Initial fiscal year 1999 projections were updated and such updated projections for fiscal year 1999 are set forth in the paragraph below.

  The Second Half Fiscal Year 1999 Projections projected the following with respect to the second half of the Company's fiscal year ending June 30, 1999: total revenues of $17,922,000, gross profit of $14,580,000, operating earnings of $1,849,000, pre-tax profit of $2,153,000 and net income of $1,313,000. As a result of the Company's revised Second Half Fiscal Year 1999 Projections, for the entire fiscal year 1999 the Company projected: total revenues of $33,425,000, gross profit of $27,524,000, operating earnings of $1,395,000, pre-tax profit of $1,988,000 and net income of $1,195,000.

  Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

9. Certain Information Concerning Parent, Sterling (U.S. of America) and Purchaser.

 Parent, Sterling (U.S. of America) and Purchaser.

  Purchaser is a Delaware corporation that has not carried on any significant activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of Purchaser is owned directly by Sterling (U.S. of America). Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

  Sterling (U.S. of America) was incorporated in 1993 in the State of Delaware. All of the outstanding capital stock of Sterling (U.S. of America) is owned by Parent. Sterling (U.S. of America) is the subsidiary of Parent through which Parent's Network Management Division conducts business.

  Parent was founded in 1981 and became a publicly owned corporation in 1983. Parent is a worldwide developer and supplier of application development, information management and systems management software products and services, as well as a supplier of specialized information technology ("IT") services for sectors of the federal government. Parent's customer base includes 91 of the 100 largest U.S. industrial and service corporations, as ranked by 1997 revenues in Fortune magazine. Parent's business segments are as follows:

  . The application management business segment provides solutions for both enterprise-scale application development and information management. Application development solutions include products and services for business modeling through code generation. These solutions provide customers the ability to build component-based applications through model-based code generation using traditional and object-oriented techniques, to reuse what they have built through components and to protect their investment in legacy assets. Information management solutions include products and services that enable customers to facilitate enterprise information access and to extend the life and usefulness of legacy applications. These solutions help enterprises address issues related to complex implementation challenges such as data warehousing, intranets and application management, using technologies that enhance business intelligence, integrate applications and improve information access through web browsers.

  . The systems management business segment provides solutions that enable customers to simplify the use of multiple computing environments and to increase the productivity of information systems, ultimately ensuring that the systems meet the business needs of the organization. These solutions include enterprise-level network management products, enterprise-level storage management products and comprehensive VM systems management products.

  . The federal systems business segment provides specialized IT services for sectors of the federal government, as well as state and local governments.

  At December 31, 1998, Parent employed approximately 3,600 employees in 90 offices worldwide. Parent has direct sales offices in 22 countries and distributors and agents in an additional 38 countries.

  For certain information concerning the executive officers and directors of Purchaser, Parent and Sterling (U.S. of America) see Schedule I.

  The principal offices of Parent and Purchaser are located at 300 Crescent Court, Suite 1200, Dallas, Texas 75201. The telephone number of Parent and Purchaser at such location is (214) 981-1000.

  The principal office of Sterling (U.S. of America) is located at 1800 Alexander Bell Drive, Reston, Virginia 20191. The telephone number of Sterling (U.S. of America) at such location is (703) 264-8000.

  Except as set forth in this Offer to Purchase, none of Purchaser, Sterling (U.S. of America) or Parent, or, to the best knowledge of Purchaser, Sterling (U.S. of America) or Parent, any of the persons listed on Schedule I, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of Purchaser, Sterling (U.S. of America) or Parent or, to the best knowledge of Purchaser, Sterling (U.S. of America) or Parent, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

  Except as set forth in this Offer to Purchase, neither Purchaser, Sterling (U.S. of America) nor Parent has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

  Except as set forth in this Offer to Purchase, none of Purchaser, Sterling (U.S. of America) or Parent, any of their respective affiliates, nor, to the best knowledge of Purchaser, Sterling (U.S. of America) or Parent, any of the persons listed on Schedule I, has had, since June 30, 1995, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, since June 30, 1995 there have been no contacts, negotiations or transactions between Purchaser, Sterling (U.S. of America) or Parent, any of their respective affiliates or, to the best knowledge of Purchaser, Sterling (U.S. of America) or Parent, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Available Information. Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to Parent which have been filed via the EDGAR System. Certain of the materials should also be available at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, NY 10005.

10. Sources and Amount of Funds.

  The Offer is not conditioned upon Purchaser obtaining financing. The total amount of funds required by Purchaser to consummate the Offer and the Merger (assuming the exercise of all outstanding Options and Warrants and the issuance of 71,035 Shares pursuant to the ESPP), and pay the fees and expenses of the Offer and the Merger expected to be incurred by Parent, is estimated to be approximately $73.9 million. Purchaser will obtain all such funds from Parent, either directly or indirectly, in the form of capital contributions and/or loans. Parent will provide such funds, either directly or indirectly, through its cash and cash equivalents on hand.

11. Background of the Offer; Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

 Background of the Offer.

  On several occasions during September 1998, representatives of Parent and its financial advisor contacted Mr. Augustus J. Berkeley, President and Chief Executive Officer of the Company, to suggest that the companies set up a meeting to explore the possibility of a potential transaction. In early October 1998, Mr. Ron Hardy, Vice President, Business Development, of Parent's Systems Management Group, met with Mr. Berkeley and Mr. James Barth, Chief Financial Officer of the Company, to explore on a preliminary basis the possibility of an alliance that could take one of several forms, including an acquisition of the Company. None of these discussions led to any agreements or understandings.

  In early December 1998, representatives of Parent and the Company had several telephone conversations regarding a high level business review of the Company and related logistics for such a review. On December 21, 1998, in anticipation of such business review, Parent and the Company entered into a confidentiality agreement for the purpose of permitting Parent to review certain non-public information relating to the Company in connection with Parent's evaluation of a possible acquisition of the Company. That same day, representatives of Parent and its financial advisor met with senior executives of the Company and representatives of its financial advisor to conduct a high level business review of the Company.

  In late December 1998, Mr. Geno P. Tolari, Executive Vice President and Chief Operating Officer of Parent, held discussions with Mr. Berkeley about setting up a more intensive two-day business review. At such meeting and subsequently, Mr. Berkeley requested Parent to provide the Company with an indication of the price range that Parent would be willing to offer for the Company. Representatives of Parent advised Mr. Berkeley that Parent would not be in a position to give a price indication until after the two-day business review.

  On February 5 and 6, 1999, senior executives of Parent and representatives of its financial advisor met with senior executives of the Company and representatives of its financial advisor for the purpose of conducting a more detailed business review of the Company, including a review of the Company's business, operations, technology and prospects, in order to assess the strategic opportunities of a business combination with the Company. From time to time following such meeting, representatives of Parent requested and received certain additional information from the Company.

  On February 15, 1999, Parent's senior management met internally to consider the results of its preliminary business review of the Company and the strategic opportunities presented by an acquisition of the Company. Parent's senior management decided to pursue an acquisition of the Company but determined that Parent would request the Company to first seek a waiver from Cisco Systems, Inc. ("Cisco") of certain provisions of a Stock Purchase Agreement between the Company and Cisco, dated December 12, 1996 (the "Cisco Agreement"), pursuant to which, among other things, Cisco was entitled to receive 20 days prior notice before the Company could accept an acquisition proposal (the "Acquisition Notice Provision").

  On February 16, 1999, representatives of Broadview International LLC, Parent's financial advisor ("Broadview"), contacted Hambrecht & Quist, the Company's financial advisor, to advise Hambrecht & Quist that Parent was interested in pursuing an acquisition of the Company but would require that the Company first obtain a waiver from Cisco of the Acquisition Notice Provision. Broadview also advised Hambrecht & Quist that Parent, although not making a formal offer, would be prepared to discuss a transaction at a price at least equal to $5.50 per Share. During the evening of February 16, 1999, Mr. Mike Harvey, President of Parent's Systems Management Group, had dinner with Mr. Berkeley, conveyed the same message to Mr. Berkeley and encouraged him to seek the waiver from Cisco. Mr. Harvey acknowledged his understanding that management of the Company would not support a transaction unless it was fair to the Company's stockholders and Mr. Berkeley indicated that he would discuss pursuit of the waiver from Cisco with the Company Board.

  On February 18, 1999, the Company Board met and authorized the Company's management to seek a waiver from Cisco of the Acquisition Notice Provision. Thereafter, the Company sought to obtain such a wavier from Cisco and, on March 3, 1999, the Company and Cisco entered into a letter agreement which terminated certain provisions of the Cisco Agreement, including the Acquisition Notice Provision.

  On March 6, 1999, Mr. Berkeley telephoned Mr. Tolari and informed him that the Company was not interested in proceeding with a transaction at the $5.50 per Share level. Mr. Berkeley informed Mr. Tolari that the Company's Board had directed him to discuss a price of $7.50 per Share, and that the Company was not presently prepared to consider a price that was lower than $7.50 per Share.

  Between March 6 and March 10, 1999, Mr. Sterling L. Williams, President and Chief Executive Officer of Parent, and Mr. Tolari had several telephone conversations with Mr. Berkeley in an effort to set up a meeting. Because of scheduling difficulties in setting up the meeting, on March 11, 1999, Mr. Williams telephoned Mr. Berkeley and advised him that Parent was prepared to proceed with an all cash acquisition transaction at a price of $7.00 per Share, subject to satisfactory completion of due diligence and negotiation of other acceptable terms and conditions. Mr. Williams requested that Mr. Berkeley respond by the close of business on March 12, 1999. Mr. Berkeley stated that he would consult with the Company Board.

  On March 12, 1999, Mr. Berkeley advised Mr. Tolari that the Company Board had authorized the Company's management to engage in discussions with Parent with respect to a potential acquisition of the Company by Parent at a price of $7.00 per Share.

  Late in the day on March 12, 1999, Parent furnished to the Company, and Broadview furnished to Hambrecht & Quist, a summary proposal outlining the principal terms and conditions of a potential acquisition of the Company by Parent.

  On March 15, 1999, following its review of the summary proposal, the Company advised Parent that it was prepared to begin negotiations of definitive agreements and that Parent's representatives could conduct a detailed due diligence review of the Company commencing on March 17, 1999.

  During the afternoon of March 15, 1999, Parent transmitted to representatives of the Company a letter agreement providing that the Company would negotiate exclusively with Parent for a limited period of time (the "Exclusivity Agreement"), a draft Merger Agreement, a draft form of Stockholder Agreement and a due diligence request list. Parent advised the Company that Parent would require Cisco, certain limited partnerships controlled by Advent International Corp. (collectively "Advent") and the executive officers and directors of the Company to sign Stockholder Agreements granting Parent an option to purchase their Shares at a price of $7.00 per Share in cash and grant Parent a proxy with respect to such Shares.

  Commencing on March 16, 1999, representatives of Parent and the Company and their respective counsel began negotiating the Exclusivity Agreement, the draft Merger Agreement and the form of Stockholder Agreement. On the evening of March 16, 1999, Parent and the Company executed the Exclusivity Agreement which provided, among other things, that until the earlier of 6:00 p.m., California time, on March 25, 1999 and the execution of a definitive agreement relating to a potential acquisition of the Company, the Company and its affiliates and representatives would discontinue any solicitation efforts, discussions or negotiations with respect to an acquisition proposal by any person other than Parent and would not solicit or facilitate other proposals to acquire the Company. In addition, the Company agreed to notify Parent if it received any acquisition proposal providing aggregate consideration for all of the Company's outstanding Shares having a value in excess of $7.00 per Share.

  Commencing on March 17, 1999, representatives of Parent conducted an intensive due diligence review of the Company. The negotiation of the Merger Agreement and the Stockholder Agreements and Parent's due diligence review continued until March 23, 1999.

  On March 18, 1999, Cisco and Advent were furnished a draft of the form of Stockholder Agreement and on March 19, 1999 Parent began negotiating the terms of the Stockholder Agreements with representatives of Cisco and Advent, which negotiations continued until March 23, 1999.

  In the late afternoon of March 23, 1999, Parent was advised that the Company Board had received a fairness opinion from Hambrecht & Quist and had authorized the execution of the Merger Agreement. Late in the evening on March 23, 1999, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company, and Parent, Purchaser and the Stockholders entered into the Stockholder Agreements. On March 24, 1999, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. On March 30, 1999, pursuant to the terms of the Merger Agreement, Parent and Purchaser commenced the Offer.

  Purpose of the Offer and the Merger. The purpose of the Offer and the Merger is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer.

  Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory appraisal rights under Section 262 of the DGCL. See Section 12. Similarly, after selling their Shares in the Offer or the subsequent Merger, stockholders of the Company will not bear the risk of any decrease in the value of the Company.

  The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 21.7% over the closing sales price of the Shares on March 23, 1999, the last full trading day prior to the initial public announcement that the Company, Purchaser and Parent had executed the Merger Agreement.

 Merger Agreement

  The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement filed with the Commission as an exhibit to the
Schedule 14D-1 and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and the certificate of incorporation and bylaws of the Company, certain agreements to which the Company or its assets may be subject and applicable law, required consents, capital stock, options or other rights to acquire Shares, filings with the Commission, financial statements, absence of certain changes or events, undisclosed liabilities, disclosures in proxy statement and tender offer documents, owned and leased real property, software, Year 2000 computer system preparedness, intellectual property, material contracts, litigation, compliance with applicable laws, environmental matters, tax matters, benefit plans, absence of changes in benefit plans, labor matters, brokers' and finders' fees, receipt of the Financial Advisor Opinion, votes required to approve the Merger Agreement, the Rights Agreement, settlement of certain litigation and absence of pending standstill agreements.

  In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, no conflicts between the Merger Agreement and the certificate of incorporation and by-laws of Parent and Purchaser, certain agreements to which Purchaser or Parent or their assets may be subject and applicable law, required consents, disclosures in proxy statements and tender offer documents, financing and Purchaser's operating history.

  Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect". For the purposes of the Merger Agreement and this Offer to Purchase, "Material Adverse Effect" with respect to any person means any event, change, occurrence, effect, fact or circumstance having, or which could reasonably be expected to have, a material adverse effect on (i) the ability of such person to perform its obligations under the Merger Agreement or to consummate the transactions contemplated thereby or (ii) the financial condition, results of operations, value or business of such person and its subsidiaries taken as a whole; except for those changes, events and effects that (x) are caused by conditions affecting the United States or world economy as a whole or affecting the industry in which such entity competes as a whole, which conditions do not affect such entity in a materially disproportionate manner, or (y) are related to or result from announcement or pendency of the Merger or the Offer.

  Conditions to the Merger. The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Purchaser, as the case may be, to the extent permitted by applicable law:
(i) Parent, Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; provided, that the condition contained in this clause (i) shall be deemed to have been satisfied with respect to the obligation of Parent and Purchaser to effect the Merger if Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer or of the Merger Agreement; (ii) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law or the Certificate of Incorporation, in order to consummate the Merger; (iii) no temporary restraining order, preliminary or permanent injunction, or other order, legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties to the Merger Agreement shall have used commercially reasonable efforts to lift or remove such order, injunction, restraint or prohibition; and (iv) any waiting period applicable to the Merger under the HSR Act shall have expired or been earlier terminated. In addition, the obligation of Parent and/or Purchaser to effect the Merger is subject to the satisfaction or written waiver on or prior to the Closing Date of the following condition: no outstanding Option shall entitle the holder thereof, at the Effective Time or thereafter, to purchase any capital stock of the Company.

  The Company Board. Promptly after (i) the purchase of and payment for any Shares by Purchaser or any of its affiliates pursuant to the Offer as a result of which Purchaser and its affiliates own beneficially at least a majority of the then outstanding Shares and (ii) compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, whichever shall occur later, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on such Board (after giving effect to any increase in the size of such Board) multiplied by the percentage that the number of Shares beneficially owned by Purchaser at such time (including Shares so accepted for payment) bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of Parent, use its best efforts promptly either to increase the size of its Board of Directors or to secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Parent to be so elected or appointed to the Company Board, and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed. At such time, the Company shall, if requested by Parent, also take all action necessary to cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as Parent is entitled to designate on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board.

  The Merger Agreement provides that the Company shall promptly take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under the Merger Agreement, including mailing to stockholders the information required by such
Section 14(f) and Rule 14f-1 (or including such information in the Schedule 14D-9 initially filed with the Commission and distributed to the stockholders of the Company) as is necessary to enable Parent's designees to be elected to the Company Board. Parent or Purchaser will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such
Section 14(f) and Rule 14f-1. The Merger Agreement provides that the foregoing provisions are in addition to and shall not limit any rights which Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of applicable law with respect to the election of directors or otherwise.

  Notwithstanding the foregoing, the parties to the Merger Agreement shall use their respective reasonable best efforts to ensure that at least two of the members of the Board shall, at all times prior to the Effective Time, be directors of the Company who were directors of the Company on the date of the Merger Agreement (the "Continuing Directors"), provided, that, if the number of Continuing Directors shall be reduced below two for any reason, the remaining Continuing Director may designate a person to fill such vacancy who shall be deemed to be a Continuing Director for all purposes of the Merger Agreement, or if no Continuing Directors then remain, the other directors of the Company then in office shall designate two persons to fill such vacancies who will not be officers or employees or affiliates of the Company, Parent or either of their subsidiaries and such persons shall be deemed to be Continuing Directors for all purposes of the Merger Agreement. From and after the time, if any, that Parent's designees constitute a majority of the Company Board and prior to the Effective Time, any amendment or modification of the Merger Agreement, any amendment to the Company's Certificate of Incorporation or By-Laws inconsistent with the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition to the Company's obligations under the Merger Agreement or any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Continuing Directors of the Company, which action shall be deemed to constitute the action of any committee specifically designated by the Company Board to approve the actions contemplated by the Merger Agreement and the Company Board; provided, that, if there shall be no Continuing Directors, such actions may be effected by majority vote of the entire Company Board.

  Stockholders' Meeting. The Merger Agreement provides that, if required by applicable law to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with the DGCL, the Exchange Act and other applicable laws, its Certificate of Incorporation and By-Laws: (i) as promptly as practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer, take all action necessary to convene and hold a special meeting of its stockholders (the "Special Meeting") for the purposes of considering and voting upon the Merger Agreement and to solicit proxies pursuant to the Proxy Statement (as defined below) in connection therewith;
(ii) if requested by Parent, promptly prepare and file with the Commission a proxy statement or information statement relating to the Stockholders Meeting in accordance with the Exchange Act and the rules and regulations thereunder and (x) use its commercially reasonable efforts to respond to all comments made by the Commission with respect to the proxy statement or information statement and, subject to compliance with Commission rules and regulations, cause a proxy statement or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders at the earliest practicable date, and (y) recommend that the stockholders of the Company vote in favor of the adoption of the Merger Agreement at the Stockholders Meeting and cause such recommendation to be included in the Proxy Statement. Pursuant to the Merger Agreement, Parent and Purchaser have agreed to: (i) cause, at the Stockholders Meeting, all of the Shares owned by them to be voted in favor of the adoption of the Merger Agreement; and (ii) promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent and Purchaser required under the Exchange Act and the rules and regulations thereunder to be included in the Proxy Statement.

  Options. The Merger Agreement provides that (i) nothing therein shall require Purchaser or Parent to assume any outstanding Options or substitute an option to purchase Parent or Purchaser common stock in respect of such Options, (ii) Options under the Company Option Plans shall be accelerated and otherwise treated in accordance with the terms of the applicable Company Option Plan document and the various agreements evidencing the Options and
(iii) the Company shall take all such action as shall be necessary or appropriate to cause all Options under the Company Option Plans to expire no later than the Effective Time. In connection with the Merger Agreement, Parent has agreed to permit the Company Board to amend the Company Option Plan as necessary in order to permit a cash-out of any Options held by optionees who fail or are unable to exercise (conditionally or otherwise) prior to the completion of the Offer.

  Employee Benefit Matters. From and after the Effective Time, Parent has agreed to honor and provide for payment of all accrued obligations and benefits under all employee benefit plans of the Company and employment or severance agreements disclosed to Parent, all in accordance with their respective terms.

  Parent has agreed to provide persons who are employees of the Company at or prior to the Effective Time ("Covered Employees") who remain in the employ of the Company or any of its subsidiaries with employee benefits that are reasonably comparable to the employee benefits provided to similarly situated employees of Parent or any such subsidiary who are not Covered Employees. To the extent that Covered Employees are included in any benefit plan of Parent or its subsidiaries, Parent agrees that the Covered Employees will receive credit under such plan (other than any such plan providing for sabbaticals) for service prior to the Effective Time with the Company and its subsidiaries to the same extent such service was counted under similar plans of the Company for purposes of eligibility, vesting, eligibility for retirement (but not for benefit accrual) and, with respect to vacation, disability and severance, benefit accrual. To the extent that Covered Employees are included in any medical, dental or health plan other than the plan or plans they participated in at the Effective Time, Parent has agreed that any such plans shall not include pre-existing condition exclusions, except to the extent such exclusions were applicable under the similar plan of the Company at the Effective Time, and shall provide credit for any deductibles and co-payments applied or made with respect to each Covered Employee in the calendar year of the change. Except as set forth above, nothing in the Merger Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any plan of the Company in accordance with its terms.

  The Company has agreed that "Offering Periods" (as defined in the ESPP) under the ESPP will terminate on the earlier to occur of (i) April 30, 1999, or (ii) the Expiration Date of the Offer, and no further Offering Period under the ESPP will be created.

  Interim Operations. The Merger Agreement provides that after the date of the Merger Agreement and prior to the Effective Time, subject to certain exceptions, the Company shall, and shall cause each of its subsidiaries to, act and carry on its business only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current key officers and employees and preserve the goodwill of those engaged in material business relationships with the Company, and to that end, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (iii) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (iii), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options;

    (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, other than upon the exercise of Options and Warrants outstanding on the date of the Merger Agreement;

    (c) amend its Certificate of Incorporation, By-Laws or other comparable charter or organizational documents or amend or redeem the Rights Agreement;

    (d) directly or indirectly acquire, make any investment in, or make any capital contributions to, any person other than in the ordinary course of business consistent with past practice;

    (e) make any new capital expenditure or expenditures in excess of $50,000 individually, or $250,000 in the aggregate, other than as specified in the Company's budget for capital expenditures made available to Parent or the specific capital expenditures disclosed on a schedule to the Merger Agreement;

    (f) except for software licenses in the ordinary course of business, enter into, amend or terminate any material contract, or waive, release or assign any material rights or claims;

    (g) directly or indirectly sell, pledge or otherwise dispose of or encumber any of its properties or assets that are material to its business, except for sales, pledges or other dispositions or encumbrances in the ordinary course of business consistent with past practice;

    (h) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to the Company or any direct or indirect wholly owned subsidiary of the Company or (ii) make any loans or advances to any other person, other than to the Company or to any direct or indirect wholly owned subsidiary of the Company and other than routine advances to employees consistent with past practice, except, in the case of clause (i), for borrowings, in the ordinary course of business consistent with past practice, under existing credit facilities described in documents filed by the Company with the Commission and publicly available prior to the date of the Merger Agreement;

    (i) grant or agree to grant to any officer, employee or consultant any increase in wages or bonus, severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Option Plans, except as may be required under existing agreements or by law;

    (j) accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

    (k) enter into or amend any employment, consulting, severance or similar agreement with any individual;

    (l) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any agreement relating to an Acquisition Proposal (as defined herein), except as provided for in the Merger Agreement;

    (m) make or rescind any tax election or settle or compromise any income tax liability of the Company or of any of its subsidiaries involving on an individual basis more than $100,000;

    (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (i) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (ii) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries;

    (o) except as required by generally accepted accounting principles, make any change in any method of accounting or accounting practice or policy;

    (p) settle any action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) in an amount in excess of $50,000 except in connection with certain litigation between Selesta Integrazioni (a former distributor of the Company's products) and certain affiliates of Selesta Integrazioni, and the Company;

    (q) permit any material insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;

    (r) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's activities;

    (s) plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company or its subsidiaries (excluding routine employee terminations for cause);

    (t) accelerate the collection of any account receivable or delay the payment of any account payable, or otherwise reduce the assets or increase the liabilities of the Company or any of its subsidiaries otherwise than in the ordinary course of business consistent with past practice, in any such case with the purpose or effect of using the resulting increase in the cash flow of the Company or any of its subsidiaries to reduce the total indebtedness of the Company and its subsidiaries for money borrowed;

    (u) willfully take any action that would result in (i) any of its representations and warranties set forth in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue in any material respect or (iii) except to the extent such action is otherwise expressly contemplated by the Merger Agreement, any of the conditions to the Offer not being satisfied; or

    (v) authorize any of, or commit or agree to take any of, the foregoing actions, except to the extent such action is otherwise expressly contemplated by the Merger Agreement.

  No Solicitation. The Merger Agreement provides that the Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize (and shall use its best efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate, or intentionally encourage, directly or indirectly, any inquiries relating to, or the submission of, any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal, or, in connection with any Acquisition Proposal, furnish to any person any information or data with respect to or access to the properties of the Company or any of its subsidiaries, or take any other action, to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, that nothing contained in the Merger Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after consultation with outside counsel, is required under, or is necessary to comply with, applicable law; provided, further, that the Company may not, except as otherwise permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to, any Acquisition Proposal. Upon execution of the Merger Agreement, the Company agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may furnish information concerning its and/or its subsidiaries' business, properties or assets to any person or group and may negotiate and participate in discussions and negotiations with such person or group concerning an Acquisition Proposal, provided that such person or group shall have entered into a confidentiality agreement, the confidentiality provisions of which shall be no more favorable to such third party than those provided for in the letter agreement, dated December 21, 1998, between Parent and the Company with respect to confidentiality and other matters, if: (x) such Person or group has submitted a Superior Proposal (as defined herein); and (y) in the opinion of the Company Board such action is required to discharge the Company Board's fiduciary duties to the Company's stockholders under applicable law, determined only after consultation with independent legal counsel to the Company.

  The Merger Agreement provides that the Company will promptly (but in no case later than 24 hours) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by the Company regarding any Acquisition Proposal, and the Company will promptly communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive regarding any Acquisition Proposal (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent. The Company will keep Parent informed of the status and details of any such Acquisition Proposal and of any amendments or proposed amendments to any Acquisition Proposal and of the status of any discussions or negotiations relating to any Acquisition Proposal and will promptly (but in no case later than 24 hours) notify Parent of any determination by the Company Board that a Superior Proposal has been made.

  The Merger Agreement provides that, except as set forth in this paragraph, neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing or anything else in the Merger Agreement, subject to compliance with applicable provisions of the Merger Agreement, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following Parent's receipt of written notice (including by facsimile) from the Company advising Parent that the Company Board has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal, but only if the Company shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments to the terms and conditions of the Merger Agreement as would enable the Company to proceed with the transactions contemplated hereby on such adjusted terms.

  The Merger Agreement provides that nothing contained therein, and no action taken by the Company Board pursuant to the foregoing, will (i) permit the Company to enter into any agreement providing for any transaction contemplated by an Acquisition Proposal for as long as the Merger Agreement remains in effect or (ii) affect in any manner any other obligation of the Company under the Merger Agreement.

  For purposes of the Merger Agreement, "Acquisition Proposal" means any bona fide offer, proposal or other indication of interest regarding any of the following (other than the transactions provided for in the Merger Agreement involving the Company): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving the Company or any of its subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of a significant portion of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions (other than sales of inventory or used equipment in the ordinary course of business); (iii) any purchase of, or tender offer or exchange offer for, 20% percent or more of the outstanding shares of capital stock of the Company by any person or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited Acquisition Proposal on terms which the Company Board determines in good faith to be more favorable to the Company's stockholders than the Offer and the Merger (based on advice of the Company's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger) for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Company Board (based on advice from the Company's independent financial advisor) is reasonably capable of being financed by such third party; provided, that the Company Board has also, among other things, duly considered the timing of such Acquisition Proposal and the likelihood that such Acquisition Proposal will be consummated.

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

    (a) By the mutual written consent of Parent and the Company; provided, that if Parent shall have a majority of the directors, such consent of the Company may only be given if approved by the Continuing Directors.

    (b) By either of Parent or the Company if (i) a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated by the Merger Agreement on the terms contemplated by the Merger Agreement or (ii) any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

    (c) By either of Parent or the Company if the consummation of the Offer shall not have occurred on or before July 31, 1999; provided, that the party seeking to terminate the Merger Agreement shall not have breached in any material respect its obligations under the Merger Agreement.

    (d) By the Company: (i) if the Company has entered into an agreement with respect to a Superior Proposal or the Company or the Company Board has approved or recommended a Superior Proposal; provided, the Company has complied with all applicable provisions of the Merger Agreement relating to the prohibition on solicitation of Acquisition Proposals, including the notice provisions therein, and that it simultaneously terminates the Merger Agreement and makes simultaneous payment to Parent of the Termination Fee (as defined herein) and the Expenses (as defined herein); or (ii) if Parent or Purchaser shall have terminated the Offer or the Offer expires without Parent or Purchaser, as the case may be, purchasing any Shares in the Offer; provided, that the Company may not terminate the Merger Agreement if the Company is in material breach of the Merger Agreement; or (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement if the Company is in material breach of the Merger Agreement; or (iv) if there shall be a material breach by either Parent or Purchaser of any of their representations, warranties, covenants or agreements contained in the Merger Agreement, except where such breach does not have a material adverse effect on the ability of Parent or Purchaser to consummate the Offer or the Merger.

    (e) By Parent or Purchaser: (i) (A) if, prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser, its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved, or announced a neutral position with respect to, an Acquisition Proposal or upon request of Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger Agreement or the Merger; or (B) if there shall have been a material breach by the Company of any provision of the Merger Agreement relating to the prohibition on solicitation of Acquisition Proposals; or (ii) if the Offer has expired or terminated without Parent or Purchaser purchasing any Shares and, pursuant to the conditions of the Offer and the Merger Agreement, the Purchaser is neither required to accept and pay for the Shares tendered in the Offer nor extend the expiration date of the Offer; provided, that Parent or Purchaser may not terminate the Merger Agreement if Parent or Purchaser is in material breach of the Merger Agreement; or (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions to the Offer which occurrence is incapable of being cured or remediated prior to the initial expiration date of the Offer, Parent, Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Parent or Purchaser may not terminate the Merger Agreement if Parent or Purchaser is in material breach of the Merger Agreement; or (iv) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined under the Exchange Act) of 20% or more of the Shares; or (v) if there shall be a breach by the Company of any of its representations or warranties contained in the Merger Agreement (without reference to any "Material Adverse Effect" or "materiality" qualifications contained therein) which causes a Material Adverse Effect on the Company and is incapable of being cured prior to the twentieth business day following the initial expiration date of the Offer or there shall be a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement.

  Termination Fee. If (i) Parent or Purchaser terminates the Merger Agreement pursuant to clauses (e)(i)(A) or (B) under the heading "Termination" above or
(ii) the Company terminates the Merger Agreement pursuant to clause (d)(i) under the heading "Termination" above, then in each case, the Company shall pay, or cause to be paid to Parent, at the time of termination, an amount equal to $2,870,000 (the "Termination Fee") plus an amount equal to Parent's and Purchaser's actual and reasonably documented out-of-pocket expenses incurred by Parent or Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby up to a maximum expense reimbursement amount of $718,000 (the "Expenses"). In addition, if the Merger Agreement is terminated by Parent or Purchaser pursuant to clause (e)(ii) under the heading "Termination" above solely as a result of the failure of the Minimum Condition or by the Company pursuant to clause (d)(ii) under the heading "Termination" above and, in each case at the time of such termination, Parent is not in material breach of the Merger Agreement, and there has been previously publicly announced, and not withdrawn, an Acquisition Proposal, and, if the Company shall thereafter, within nine months after such termination, enter into an agreement with respect to such Acquisition Proposal, then the Company shall pay the Termination Fee concurrently with entering into any such agreement. If the Merger Agreement is terminated by Parent or Purchaser pursuant to clause
(e)(v) under the heading "Termination" above, then the Company shall pay Parent the Expenses.

  Indemnification. Pursuant to the Merger Agreement, Parent and Purchaser have agreed that, for a period of four years after the Effective Time, the provisions with respect to indemnification set forth in the certificate of incorporation and by-laws of Purchaser as in effect on the date of the Merger Agreement shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by the Merger Agreement), unless such modification is required by law.

  The Merger Agreement also provides that, from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer or director of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) incurred in connection with any threatened or actual action, suit or proceeding based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, the Merger Agreement or the transactions contemplated thereby, in each case, to the full extent that a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the indemnifying party shall assume and direct all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the vigorous defense of any such matter. The Indemnified Party shall have a right to participate in (but not control) the defense of any such matter with its own counsel and at its own expense. The indemnifying party shall not settle any such matter unless (i) the Indemnified Party gives prior written consent, which shall not be unreasonably withheld, or (ii) the terms of the settlement provide that the Indemnified Party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the Indemnified Party and the settlement discharges all rights against the Indemnified Party with respect to such matter. In no event shall the indemnifying party be liable for any settlement effected without its prior written consent. Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under the Merger Agreement except to the extent such failure prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group will be represented by a single law firm with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The rights to indemnification under the Merger Agreement shall continue in full force and effect for a period of four years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

  The Merger Agreement provides that, for a period of two years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' liability insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance policies at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance; provided that if such insurance cannot be so maintained at such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance.

 Stockholder Agreements

  The following is a summary of certain provisions of the Stockholder Agreements. This summary is not a complete description of the terms and conditions of the Stockholder Agreements and is qualified in its entirety by reference to the full text of the Stockholder Agreement with respect to Cisco, the Stockholder Agreement with respect to Advent, and the form of Stockholder Agreement with respect to directors and executive officers of the Company, each as filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement or the Stockholder Agreements, as the context may require. The Stockholder Agreements may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

  As a condition and inducement to Parent's entering into the Merger Agreement and incurring the liabilities therein, the Stockholders, who collectively have voting power and dispositive power with respect to an aggregate of 1,171,068 Shares and hold Options to acquire 854,050 Shares, concurrently with the execution and delivery of the Merger Agreement entered into the Stockholder Agreements with Parent. Pursuant to the Stockholder Agreements, the Stockholders have agreed, among other things, to grant Parent an irrevocable proxy with respect to the voting of their Shares in favor of the Merger and against any other Acquisition Proposal with respect to such Shares upon the terms and subject to the conditions set forth therein. The Stockholders have also granted to Parent an option to purchase the Shares subject to the Stockholder Agreements, at an option price of $7.00 per Share (or any higher price offered by Parent or a subsidiary of Parent to the stockholders of the Company generally), during the period commencing on March 23, 1999 and continuing for varying periods (each an "Option Period"). With respect to the options granted to Parent by the directors and executive officers of the Company, "Option Period" means the period between March 23, 1999 and the earlier of (i) 120 days after the purchase of Shares pursuant to the Offer or
(ii) the date that the Merger Agreement is terminated for any reason, provided, however, that such options shall terminate with respect to any Shares that are tendered pursuant to the Offer and purchased by Purchaser. With respect to the options granted by Advent, "Option Period" means the period between March 23, 1999 and the earlier of (i) 120 days after the purchase of Shares pursuant to the Offer or (ii) 120 days after the date on which the Merger Agreement is terminated for any reason, provided, however, that such option shall terminate, (x) with respect to any Shares that are tendered pursuant to the Offer and purchased by Purchaser, (y) if the Merger Agreement is terminated by the Company because of a material breach by Parent or Purchaser and at the time of such termination the Company is not in breach of the Merger Agreement, and (z) if the Merger Agreement is terminated because the condition requiring termination of all necessary waiting periods under the HSR Act is incapable of being fulfilled. With respect to the option granted by Cisco, "Option Period" means the period between March 23, 1999 and the earlier of (i) 120 days after the purchase of Shares pursuant to the Offer or (ii) 120 days after the date on which the Merger Agreement is terminated (A) by the Company because the Company has entered into an agreement with respect to (or the Company or the Company Board has approved or recommended) a Superior Proposal in compliance with the applicable provisions in the Merger Agreement, including notice provisions and the payment to Parent of the termination fee and expenses or (B) by Parent or Purchaser if, prior to the purchase of the Shares pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended or approved, or announced a neutral position with respect to, an Acquisition Proposal or, upon request of Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger Agreement or the Merger, or if there shall have been a material breach by the Company of certain provisions of the Merger Agreement relating to solicitation of Acquisition Proposals by the Company, or (iii) 30 days after the date on which the Merger Agreement is terminated by Parent or Purchaser because of a breach by the Company of any of its representations or warranties contained in the Merger Agreement which breach causes a material adverse effect on the Company and is incapable of being cured prior to the twentieth business day following the initial expiration date of the Offer or because of a material breach by the Company of any of its covenants or agreements contained in the Merger Agreement, or (iv) the date on which the Merger Agreement is terminated other than for reasons described in clauses (ii) or (iii) of this sentence, provided, however, that such option shall terminate with respect to any Shares that are tendered pursuant to the Offer and purchased by Purchaser. The Stockholders have advised Parent that they intend to tender their Shares pursuant to the Offer. If Purchaser purchases Shares pursuant to the Offer, Purchaser intends to exercise its option pursuant to the Stockholder Agreements to purchase all Shares that are not tendered by any Stockholder.

  During the period (the "Restricted Period") from March 23, 1999 through and including the earlier of (i) the Effective Time and (ii) the end of the applicable Option Period, each Stockholder has agreed not to: (A) except pursuant to the terms of the Stockholder Agreement and except for the tender of Shares in the Offer, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement to do so; (B) except pursuant to the terms of the Stockholder Agreement, grant any proxies (other than proxies relating to the election of management's slate of directors at an annual meeting of Company's stockholders, and other routine matters which would not require the filing of a preliminary proxy statement under

Rule 14a-6(a) of the Exchange Act), or powers of attorney, deposit any of their Shares into a voting trust or enter into a voting agreement with respect to any of their Shares; or (C) take any action that would make any representation or warranty contained in the Stockholder Agreement untrue or incorrect or have the effect of impairing the ability of the Stockholder to perform the Stockholder's obligations under the applicable Stockholder Agreement or preventing or delaying the consummation of any of the transactions contemplated by the applicable Stockholder Agreement and the Merger Agreement. Notwithstanding the foregoing, Advent will have the right
(i) to transfer Shares subject to the option to an affiliate, as long as, before any such transfer, such affiliate enters into a written agreement (an "Acknowledgment Agreement") with Parent whereby such affiliate agrees to be bound by all of the terms and provisions of Advent's Stockholder Agreement with respect to the Shares received by such affiliate, (ii) prior to the exercise by Parent of its option and following the termination of the Merger Agreement (other than a termination which requires the payment of the Termination Fee), to sell Shares subject to the option in open market transactions, provided that any such sale shall not limit or relieve Advent of its obligation to deliver Shares to Parent in the event Parent exercises the option to purchase such Shares, and (iii) transfer or sell Shares subject to the option to one or more third parties in privately-negotiated transactions as long as each such third party enters into an Acknowledgment Agreement with Parent.

  Each of the directors and executive officers of the Company entering into a Stockholder Agreement has agreed to unconditionally release, as of the Effective Time, any and all claims and causes of action that such directors and officers may have against the Company or any of its subsidiaries or any present or former director, officer, employee or agent of the Company or any of its subsidiaries (collectively, the "Released Parties") resulting from any act, omission or occurrence prior to the Effective Time; provided, however, that such release shall not apply to any claim or cause of action insofar as it relates to any entitlement to indemnification or to compensation or benefits earned or accrued by or for the benefit of such directors and officers prior to the Effective Time in respect of services performed by such directors and officers to the Company as a director, officer, consultant or employee of the Company. Advent has agreed to unconditionally release, as of the Effective Time, any and all claims and causes of action that Advent may have against the Released Parties resulting from any act, omission or occurrence prior to the Effective Time. Cisco has agreed to unconditionally release, as of the Effective Time, any and all claims and causes of action that Cisco may have against the Released Parties resulting from any alleged breach of fiduciary duty by any officer or director of the Company occurring prior to the Effective Time; provided, however, that such release will not apply to any currently effective contract or agreement between Cisco and the Company or any claim or cause of action arising therefrom.

  Each Stockholder has agreed that, in the capacity as a stockholder, it will not respond to any inquiries or the making of any proposal by any person or entity (other than Parent or any affiliate of Parent) concerning any business combination, merger, tender offer, exchange offer, sale of assets, sale of shares of capital stock or debt securities or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company. If any Stockholder, in the capacity as a stockholder, receives any such inquiry or proposal, then the Stockholder has agreed to promptly inform Parent of the existence thereof. Each Stockholder, in the capacity as a stockholder, has agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any of the foregoing.

 Exclusivity Agreement

  The following is a summary of certain provisions of the Exclusivity Agreement. This summary is not a complete description of the terms and conditions of the Exclusivity Agreement and is qualified in its entirety by reference to the full text of the Exclusivity Agreement filed with the Commission as an exhibit to the Schedule 14D-1 and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Exclusivity Agreement. The Exclusivity Agreement may be examined, and copies obtained, as set forth in Section 9 of this Offer to Purchase.

  In connection with the negotiation of the Merger Agreement, on March 16, 1999, Parent and the Company entered into a letter agreement (the "Exclusivity Agreement") in order to induce Parent to continue negotiations with the Company with respect to the terms of a potential acquisition transaction. The Exclusivity Agreement provided that until the earlier of 6:00 p.m., California time, on March 25, 1999 and the execution of a definitive agreement relating to a potential acquisition of the Company (the "Exclusivity Period"), the Company and its affiliates and representatives will discontinue any solicitation efforts, discussions or negotiations with respect to, and will not solicit, intentionally encourage or facilitate, an acquisition proposal with any person other than Parent. The Company also agreed during the Exclusivity Period not to enter into discussions or negotiations with any other person concerning an acquisition proposal or to endorse such other proposal. The Company also agreed to provide Parent with notice if it received certain acquisition proposals.

  Pursuant to the Exclusivity Agreement, Parent agreed that for a period of one year from the date of the Exclusivity Agreement, it will not, directly or indirectly, solicit for employment or attempt to hire or recruit any employee of the Company (or any subsidiary thereof) with whom Parent has had contact or who became known to Parent in connection with Parent's consideration of a potential acquisition. However, Parent will not breach such restriction solely
(a) as a result of generic employment advertising by Parent (including, without limitation, "open position" and similar listings in Parent's various World Wide Web pages), (b) as a result of the efforts of an executive recruitment or similar firm generally engaged to recruit employees for Parent (without targeting of the Company or its specific employees) or (c) if any employee of Company (or any subsidiary thereof) approaches and obtains employment with Parent after the date of the Exclusivity Agreement solely as a result of any advertising or recruitment effort contemplated in clause (a) or
(b) above.

12. Plans for the Company; Other Matters.

 Plans for the Company

  Parent is conducting a detailed review of the Company and its business, operations, assets, corporate structure, capitalization, properties, policies, management and personnel with a view towards determining how to optimally realize the potential synergies that exist between the operations of the Company and those of Parent's Network Management Division. In that regard, Parent plans to combine the Company's business with Parent's worldwide network management business. Such review may not be completed until after the consummation of the Merger. Following such review, Parent will consider what, if any, changes would be desirable in light of the circumstances then existing. Such changes could include, among other things, changes in the Company's business, corporate structure (including a merger of the Company with Sterling (U.S. of America)), certificate of incorporation, by-laws, capitalization or management.

  Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to exercise promptly its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See "Section 11-Merger Agreement-The Company Board" above. Parent will exercise such rights by causing the Company to elect to the Company Board Geno P. Tolari, R. Logan Wray and Don J. McDermett, Jr. Information with respect to such directors is contained in Schedule I hereto and in Schedule I to the Schedule 14D-9. The Merger Agreement provides that, upon the purchase of and payment for any Shares by Parent or any of its subsidiaries pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board such that the percentage of its designees on the Company Board shall equal the percentage of the outstanding Shares beneficially owned by Parent and its affiliates at such time. See Section 11. The Merger Agreement provides that the directors of Purchaser and the officers of the Company at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

  Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price to be paid pursuant to the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

  Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations referred to above, none of Parent, Sterling (U.S. of America) or Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board.

 Other Matters

  Stockholder Approval. Under the DGCL, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Shares are required to adopt and approve the Merger Agreement and transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. The Company has also approved the Merger Agreement and the Stockholder Agreements for purposes of Section 203 of the DGCL and has represented to Parent and Purchaser that the restrictions on certain business combinations contained in Section 203 of the DGCL are not applicable to the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby. In addition, the Company has represented that the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent's other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement. In the event that Parent, Purchaser and Parent's other subsidiaries acquire in the aggregate at least a majority of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

  Short-Form Merger. Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Parent, Purchaser and any other subsidiaries of Parent acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any approval of the Company Board or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. Additionally, if, immediately prior to the Expiration Date of the Offer (as it may be extended), the Shares tendered and not withdrawn pursuant to the Offer constitute more than 75% and less than 90% of the outstanding Shares, Purchaser may extend the Offer for one or more periods not to exceed an aggregate of 10 business days, notwithstanding that all conditions to the Offer are satisfied as of such Expiration Date of the Offer, in order to obtain tenders of a sufficient number of additional Shares to allow it to effect a short-form merger. Even if Parent and Purchaser do not own 90% of the outstanding Shares following consummation of the Offer, Parent and Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Parent presently intends to effect a short-form merger if permitted to do so under the DGCL.

  Appraisal Rights. Holders of the Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, holders of the Shares at the Effective Time will have certain rights pursuant to the provisions of Section 262 of the DGCL including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Under Section 262 of the DGCL, dissenting stockholders of the Company who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest thereon, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger.

  THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER THE DGCL. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger stockholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction, be filed with the Commission and disclosed to minority stockholders prior to consummation of the transaction.

13. Dividends and Distributions.

  As described above, the Merger Agreement provides that during the period from the date of the Merger Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior consent of Parent, (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its outstanding capital stock (other than, with respect to a subsidiary of the Company, to its corporate parent), (B) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, except, in the case of this clause (C), for the acquisition of Shares from holders of Options in full or partial payment of the exercise price payable by such holder upon exercise of Options.

14. Conditions to the Offer.

  Notwithstanding any other provision of the Offer and subject to the terms of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may amend the Offer consistent with the terms of the Merger Agreement or terminate the Offer and not accept for payment any tendered Shares, if (i) the Minimum Condition is not satisfied by the Expiration Date, (ii) any applicable waiting period under the HSR Act has not expired or been terminated, or (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, any of the following events shall occur and be continuing and shall not have resulted from the breach by Parent or Purchaser of any of their obligations under the Merger Agreement:

    (a) there shall be pending any suit, action or proceeding brought by any third party that has a high likelihood of success on the merits or by any governmental entity before any court of competent jurisdiction (i) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, (ii) seeking to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or

  Parent and their respective subsidiaries, in each case taken as a whole, as a result of the Merger Agreement, (iii) challenging the acquisition by Parent or Purchaser of any Shares pursuant to the Offer, (iv) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the transactions contemplated by the Merger Agreement, (v) seeking to obtain from the Company any damages (including damages against the Company's directors or officers for which they may seek indemnification from the Company) that would be reasonably likely to have a material adverse effect on the Company, (vi) seeking to impose material limitations on the ability of Purchaser, or rendering Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, or (vii) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by Purchaser or Parent on all matters properly presented to the Company's stockholders; or

    (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

    (c) (i) the representations and warranties of the Company contained in Sections 4.1(b) (authority), 4.1(u) (opinion of financial advisor), 4.1(v) (voting requirements), 4.1(w) (Rights Agreement), 4.1(x) (settlement of certain litigation) and the first five sentences of Section 4.1(d) (capitalization) of the Merger Agreement shall not be true and correct in all material respects as of the date of consummation of the Offer as though made on or as of such date (other than any such representations and warranties that by their terms address only matters as of another specified date, which shall be true and correct only as of such other specified date) and (ii) all other representations and warranties of the Company contained in the Merger Agreement, which representations and warranties shall be deemed for purposes of this condition not to include any qualification or limitation with respect to materiality (whether by reference to "Material Adverse Effect" or otherwise), shall not be true and correct as of the date of consummation of the Offer as though made on or as of such date (other than representations and warranties that by their terms address matters only as of another specified date, which shall be true and correct only as of such other specified date), except in the case of this clause (ii) where the matters in respect of which such representations and warranties are not true and correct, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on the Company, with the same effect as though such representations and warranties were made as of the date of consummation of the Offer; or

    (d) there shall have occurred a Material Adverse Effect on the Company;
  or

    (e) the Company Board (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement or the Merger, (ii) shall have recommended or announced a neutral position with respect to an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Parent, shall fail to reaffirm its approval or recommendation of the Offer, the Merger Agreement or the Merger; or

    (f) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
  Act), other than Parent, Purchaser or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire (including by commencement of a tender or exchange offer) beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares; or

    (g) the Merger Agreement shall have been terminated in accordance with its terms;

which in the sole good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payments for Shares.

  The foregoing conditions are for the sole benefit of Parent and Purchaser and may (except for the Minimum Condition) be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent or Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. Certain Legal Matters.

  General. Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of
(i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

  State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement or the Stockholder Agreements, because the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

  A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the "Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 14.

  Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

  Parent filed its Notification and Report Form with respect to the Offer under the HSR Act on March 24, 1999. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on April 8, 1999, the fifteenth day after the date Parent's form was filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

  The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by the Company relating to the businesses in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

  As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

  Federal Reserve Board Regulations. Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

16. Fees and Expenses.

  Parent has engaged Broadview International LLC ("Broadview") to act as its financial advisor in connection with the Offer and the Merger. Parent will pay Broadview customary compensation for its financial advisory services in connection with the Offer and the Merger. Parent has agreed to reimburse Broadview for all reasonable out-of-pocket fees, expenses and costs, including reasonable fees and expenses of legal counsel, and to indemnify Broadview and certain related persons against certain liabilities and expenses in connection with the Offer and the Merger, including certain liabilities under the federal securities laws. Broadview has from time to time provided financial advisory services to Parent.

  Purchaser and Parent have retained Georgeson & Company Inc. to serve as the Information Agent and BankBoston, N.A. to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities in connection with their services, including certain liabilities and expenses under the federal securities laws.

  Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

17. Miscellaneous.

  Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in
Section 9 of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          Sterling Software (Southwest), Inc.

March 30, 1999

                                  SCHEDULE I

          INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
               PARENT, STERLING (U.S. OF AMERICA) AND PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent for the past five years.


         Present Principal Occupation or Employment;
 NameMaterial Positions Held During the Past Five Years
 ------------------------------------------------------

                         Mr. Wyly has served as Chairman of the Board of Directors of Parent since co-founding Parent in 1981. Mr. Wyly currently serves as a director of Sterling Commerce, Inc., a provider of electronic commerce
SAM WYLY...............  software and network services ("Sterling Commerce"), as Chairman of the Board of Directors of Michael Stores, Inc., a specialty retail chain ("Michaels"), as Chairman of the Board of Directors of Scottish Annuity & Life Holdings, Ltd., a variable life insurance and reinsurance company ("Scottish Annuity"), and as a partner of the general partner of Maverick Capital. Ltd., an investment fund management company founded by Mr. Wyly ("Maverick"). Mr. Wyly is a member of both the Executive Committee and the 1996 Stock Option Committee of the Board of Directors of Parent.

CHARLES J. WYLY, JR....  Mr.Wyly has served as a director of Parent since co-
                         founding Parent in 1981, and as Vice Chairman of the Board of Directors of Parent since 1984. Mr. Wyly currently serves as Vice Chairman of the Board of Directors of Michaels, as a director of Scottish Annuity and as a director of Sterling Commerce. Mr. Wyly is a member of both the Executive Committee and the 1996 Stock Option Committee of the Board of Directors of Parent.

STERLING L. WILLIAMS...  Mr. Williams has served as President, Chief Executive
                         Officer and a director of Parent since co-founding Parent in 1981. Mr. Williams has served as Chairman of the Board of Directors of Sterling Commerce since December 1995. Mr. Williams served as Chief Executive Officer of Sterling Commerce from December 1995 to October 1996. Mr. Williams is a member of both the Executive Committee and the 1996 Stock Option Committee of the Board of Directors of Parent.

GENO P. TOLARI.........  Mr. Tolari has served as an Executive Vice President of Parent since March 1990 and as Chief Operating Officer of Parent since April 1996. Mr. Tolari served as President of Parent's Systems Management Group from December 1994 to February 1997 and as President of Parent's Federal Systems Group from October 1985 to December 1994.

M. GENE KONOPIK........  Mr. Konopik has served as an Executive Vice President of Parent and as President of Parent's Federal Systems Group since December 1994. Mr. Konopik served as President of Parent's Information Technology Division from July 1993 to December 1994.

JOHN R. COOK...........
                         Mr. Cook has served as Senior Vice President, Business Development of Parent since December 1997. Mr. Cook served as Vice President, Business Development of Parent's former Applications Management Group from July 1997 to December 1997. Mr. Cook served as Vice President and General Manager-The Americas of the Software Division ("TI Software") of Texas Instruments Incorporated, an electronics company ("Texas Instruments"), from January 1997 to July 1997 and as Vice President-Strategy and New Business Creation of TI Software from June 1995 to December 1996. Mr. Cook served as the Chief Executive Officer of the BankA Enterprise of Andersen Consulting from October 1993 to June 1995.

F.L. "MIKE" HARVEY.....  Mr. Harvey has served as a Senior Vice President of
                         Parent since June 1997 and as President of Parent's Systems Management Group since October 1998. Mr. Harvey served as President of Parent's former Applications Management Group from October 1996 to October 1998. Mr. Harvey served as President of Omega Consulting Group Inc., a software consulting company, from March 1993 to June 1997.

DON J. MCDERMETT,        Mr. McDermett has served as Senior Vice President and
JR. ...................  General Counsel of Parent since May 1997 and as
                         Secretary of Parent since October 1998. Mr. McDermett served as Vice President, Legal of Parent from July
                         1996 to May 1997. Prior to that time Mr. McDermett was employed by Thompson & Knight, P.C., a Dallas-based law firm, having been a senior shareholder in that firm's corporate practice group since 1993.

B. CAROLE MORTON.......
                         Ms. Morton has served as a Senior Vice President of Parent since October 1996, as President of Parent's Information Management Group since October 1998 and as President of Parent's Information Management Division since October 1995. Ms. Morton served as President of Parent's former Information Management Group from October 1996 to June 1997. Ms. Morton served as President of Parent's former Applications Engineering Division from December 1994 to October 1995 and as President of Parent's former Applications Management Division from July 1993 to November 1994.

MARK A. THEEL..........  Mr. Theel has served as a Senior Vice President of
                         Parent since November 1998, as President of Parent's Application Development Group since October 1998 and as President of Parent's Application Development Division since January 1996. Mr. Theel served as Vice President, Labs of Parent's Application Development Division from December 1994 to December 1995 and as Vice President, Labs of Parent's former Applications Management Division from July 1993 to November 1994.

R. LOGAN WRAY..........
                         Mr. Wray has served as Senior Vice President and Chief Financial Officer of Parent since May 1997. Prior to that time Mr. Wray was employed by Ernst & Young LLP, a national accounting firm, having been a partner in that firm since 1994.

ROBERT J. DONACHIE.....
                         Mr. Donachie has served as a director of Parent since May 1983. Mr. Donachie has been principally employed as a private business consultant since March 1981. Mr. Donachie is Chairman of the Audit Committee and a member of the 1996 Special Stock Option Committee of the Board of Directors of Parent. Mr. Donachie's business address is: c/o The Donachie Company, 4925 Greenville Avenue, Suite 730, Dallas, Texas 75206.

MICHAEL C. FRENCH......  Mr. French has served as a director of Parent since
                         July 1992. Mr. French currently serves as Chief Executive Officer, President and a director of Scottish Annuity. Mr. French is also a partner of Maverick and a consultant to the international law firm of Jones, Day, Reavis & Pogue. Mr. French was a partner of the law firm of Jackson & Walker, L.L.P. from 1976 to 1995. Mr. French's business address is:
                         300 Crescent Court, Suite 1000, Dallas, Texas 75201.

DONALD R. MILLER,        Mr. Miller has served as a director of Parent since
JR. ...................  September 1993. Mr. Miller has served as Vice
                         President-Market Development of Michaels since
                         November 1990 and also serves as a member of the Board of Directors of Michaels. Mr. Miller's business address is: c/o Michael's Stores, 8000 Bent Branch
                         Drive, Irving, Texas 75063.

PHILLIP A. MOORE.......
                         Mr. Moore has served as a director of Parent since co-founding Parent in 1981. Mr. Moore served as Executive Vice President of Parent from July 1993 to September 1997, serving also as Chief Technology Officer of Parent from October 1995 to April 1996.

ALAN W. STEELMAN.......  Mr. Steelman has served as a director of Parent since
                         February 1997. Mr. Steelman has been a senior principal of Monitor Company, a leading international management and consulting firm, since 1993. Mr. Steelman also currently serves as a director of Aristocrat Leisure Ltd., a software and machine manufacturing firm based in Sydney, Australia, on the Advisory Board of Richmont-Parly Investment Company, a Dallas- and Hong Kong- based private investment trust devoted to investments in listed Asian companies and on the Advisory Board of Asia Information Services, a Beijing-based information technology company. Mr. Steelman is a member of the Audit Committee and the 1996 Special Stock Option Committee of the Board of Directors of Parent. Mr. Steelman's business address is: 7112 Round Hill Road, McKinney, Texas 75070.

EVAN A. WYLY...........
                         Mr. Wyly has served as a director of Parent since July 1992. Mr. Wyly has served as the managing partner of Maverick since 1991. Mr. Wyly also serves as a director and officer of Michaels and as a director of Sterling Commerce. Mr. Wyly's business address is: 300 Crescent Court, Suite 1000, Dallas, Texas 75201.

  2. Directors and Executive Officers of Sterling (U.S. of America). The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Sterling (U.S. of America). Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is c/o Sterling Software (U.S. of America), Inc., 1800 Alexander Bell Drive, Reston, Virginia 20191 or, if applicable, as set forth in Part 1 of this Schedule I. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Sterling (U.S. of America). Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer of Sterling (U.S. of America), or the organization indicated, for the past five years.


                    Present Principal Occupation or Employment;
 Name               Material Positions Held During the Past Five Years
 ----               --------------------------------------------------
 RANDALL K. DAVIS.. Mr. Davis has served as President of Sterling (U.S. of America) since April 1997. Mr.
                    Davis served as Vice President, Labs of Sterling (U.S. of America) from October 1995 to March 1997 and as Vice President, Labs of Parent's VM Software Division from April
                    1994 to September 1995.

 LEE McELRATH...... Mr. McElrath has served as Vice President, Finance of Sterling (U.S. of America)
                    since November 1998. Mr. McElrath served as Vice President, Finance of the Europe
                    Division of Parent's Systems Management Group from July 1997 to November 1998. Mr.
                    McElrath served as Controller of the Federal Systems Business Unit of TI Software
                    from November 1995 to June 1997 and as Controller of the Management Information
                    Systems Business Unit of Texas Instruments from October 1993 to November 1995.

 DAN BECKETT....... Mr. Beckett has served as Vice President, North American Sales of Sterling (U.S. of
                    America) since October 1995. Mr. Beckett served as Vice President, Sales of Parent's
                    VM Software Division from October 1994 to September 1995.

 DOUG BERTINSHAW... Mr. Bertinshaw has served as Vice President, Labs of Sterling (U.S. of America) since
                    April 1997. Mr. Bertinshaw served as Director of Development of Sterling (U.S. of
                    America) from December 1994 to April 1997 and as Director of Marketing of Sterling
                    (U.S. of America) from July 1992 to December 1994.

 DAVID HODGSON..... Mr. Hodgson has served as Vice President, Customer Services of Sterling (U.S. of
                    America) since May 1995. Mr. Hodgson served as Director of Customer Services of
                    Sterling (U.S. of America) from October 1994 to May 1995. Mr. Hodgson served as
                    Customer Services Manager of Sterling (U.S. of America) from July 1993 to October
                    1994.

                          Present Principal Occupation or Employment;
 Name                     Material Positions Held During the Past Five Years
 ----                     --------------------------------------------------
 GUY DALEY............... Mr. Daley has served as Vice President, Business Development of Sterling (U.S.
                          of America) since April 1998. Mr. Daley served as Director of International
                          Marketing of Sterling (U.S. of America) from October 1997 to March 1998 and as
                          International Marketing Manager of Sterling (U.S. of America) from May 1996 to
                          October 1997. Mr. Daley served as General Manager, Professional Services of GEC
                          Alsthon Information Technology, a network systems integrator ("GEC"), from
                          January 1996 to May 1996 and as Strategic Marketing Manager of GEC from
                          September 1994 to January 1996.

 GENO P. TOLARI.......... Vice President of Sterling (U.S. of America). See Part 1 of this Schedule I.

 DON J. McDERMETT, JR. .. Director, Vice President and Secretary of Sterling (U.S. of America). See Part
                          1 of this Schedule I.

 R. LOGAN WRAY........... Director, Vice President and Assistant Secretary of Sterling (U.S. of America).
                          See Part 1 of this Schedule I.

  3. Directors and Executive Officers of Purchaser. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America, and the business address of each such person is c/o Sterling Software, Inc., 300 Crescent Court, Suite 1200, Dallas, Texas 75201. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                          Present Principal Occupation or Employment;
 Name                     Material Positions Held During the Past Five Years
 ----                     --------------------------------------------------
 GENO P. TOLARI.......... President of the Purchaser. See Part I of this Schedule I.

 DON J. McDERMETT, JR. .. Director, Vice President and Secretary of the Purchaser. See Part 1 of this
                          Schedule I.

 R. LOGAN WRAY........... Director, Vice President and Treasurer of the Purchaser. See Part 1 of this
                          Schedule I.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                       The Depositary for the Offer is:

                               BANKBOSTON, N.A.

         By Mail:                  By Hand:           By Overnight, Certified
     BankBoston, N.A.       Securities Transfer &    or Express Mail Delivery:
        Attention:                Reporting               BankBoston, N.A.
    Corporate Actions           Services, Inc.               Attention:
      P.O. Box 8029       c/o Boston EquiServe L.P.      Corporate Actions
  Boston, MA 02266-8029      100 William Street,         150 Royall Street
                                   Galleria               Canton, MA 02021

                              New York, NY 10038
          By Facsimile Transmission: (781) 575-2233 or (781) 575-2232
                       (For Eligible Institutions Only)

                Confirm Facsimile by Telephone: (781) 575-3120

  Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                           GEROGESON & COMPANY INC.
                               Wall Street Plaza
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 440-9800
                   All Others Call Toll Free: (800) 223-2064